UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 16, 2006

MIRAVANT MEDICAL TECHNOLOGIES
(Exact name of registrant as specified in its charter)

DELAWARE	0-25544	77-0222872
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7408 Hollister Avenue
Santa Barbara, CA 93117
(Address of principal executive offices, including zip code)

(805) 685-9880
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events;

Item 2.02 Termination of a Material Definitive Agreement.

Miravant Medical Technologies (“the Company’) received notification that Kendle International Inc. (“Kendle”) has terminated its services under the contract between the Company and Kendle, pursuant to which Kendle was providing clinical and regulatory services for the Company’s confirmatory Phase III placebo controlled clinical trial of Photrex™, a therapy being tested for Age-related Macular Degeneration, (“AMD”) being conducted in Central and Eastern Europe. Enrollment in the phase III confirmatory clinical trial was suspended in February 2006 due to unanticipated delays in the start-up of the trial and substantially slower than forecasted patient enrollment in the European trial venues.

Prior to suspension of the trial and Kendle’s termination of the contract, the Company notified Kendle of concerns about Kendle’s performance under the contract. In its termination notice, Kendle cites failure by the Company to pay certain invoices as a ground for termination. Kendle has notified the Company that it has filed a complaint against the Company in the Court of Common Pleas in Hamilton County, Ohio. Among other things, the complaint seeks payment by the Company of all outstanding invoices in the amount of approximately $2 million, plus interest and late charges. The Company is currently reviewing a copy of the complaint and intends to vigorously defend itself, including possibly pursuing claims relating to Kendle’s performance under the contract.

In addition, the Company continues to re-evaluate its clinical and regulatory strategy for Photrex™ in ophthalmology and consider alternative pathways for Photrex™ due to the rapidly changing competitive landscape for the treatment of AMD, the advent of combination therapy approaches, and the additional financial commitment expected to be required for a continuation of the clinical trial under its present design.

Item 5.02(a) Departure of Directors or Principal Officers

Effective March 13, 2005, Rani Aliahmad has resigned as a member of the Company’s board of directors and the board’s executive committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIRAVANT MEDICAL TECHNOLOGIES

By:	/s/ John M. Philpott
John M. Philpott Chief Financial Officer

Date: March 16, 2006